NEWS RELEASE

EVEREST RE GROUP, LTD.

Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact:
Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169                                                                                                    For Immediate Release

Everest Re Group Announces Dividend and
Increased Share Repurchase Authorization

HAMILTON, Bermuda – February 24, 2010 – Everest Re Group, Ltd. (NYSE: RE) announced today that its Board of Directors declared a dividend of $0.48 per share payable on or before March 24, 2010 to all shareholders of record as of March 10, 2010.

In addition, the Company’s Board of Directors increased the share repurchase authorization by an additional 5 million shares, allowing for the repurchase of up to 8.5 million shares.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries. Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest Reinsurance Company (Ireland), Limited provides reinsurance to non-life insurers in Europe. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.

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